Exhibit 10.3

EXHIBIT B

FORM OF CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of June ___, 2023 (the “Effective Date”), is made by and between Odyssey Marine Exploration, Inc., a Nevada registered corporation (“OMEX”), Odyssey Minerals Cayman Limited, a Cayman Islands company (the “Purchaser”), and Ocean Minerals, LLC, a Cayman Islands limited liability company (“OML” and together with OMEX, the “Parties”, and each a “Party”).

RECITALS

WHEREAS, pursuant to the Unit Purchase Agreement dated as of June 4, 2023 (the “Purchase Agreement”), by and among OML, OMEX and the Purchaser, the Purchaser purchased equity interests in OML (the “Initial Purchase”) pursuant to the terms of thereof;

WHEREAS, pursuant to the Second Amended and Restated Company Agreement that was adopted on the date of the Purchase Agreement (as it may be amended from time to time, the “LLC Agreement”), OMEX, the Purchaser and OML desire to enter into this Agreement to reflect the Purchaser’s additional contributions from time to time of services and/or other property and assets with a value of up to US$10,000,000.00 to OML in exchange for additional Units to be issued as and when such contributions are made (collectively, the “Contribution Units”);

WHEREAS, this Agreement is the Odyssey Contribution Agreement referred to in the LLC Agreement; and

WHEREAS, the Parties desire to set forth the terms and conditions of their agreements with respect to the contributions permitted to be made by the Purchaser pursuant to Section 3.3(h) and (i) of the LLC Agreement and the issuance of the Contribution Units.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

CONTRIBUTIONS OF SERVICES AND OTHER ASSETS

Section 1.01 Defined Terms. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the LLC Agreement in effect as of the date hereof.

Section 1.02 Contributions of Assets.

(a) From time to time, subject to the terms and conditions of this Agreement, OMEX agrees to provide or cause to be provided to OML (and/or any of OML’s Subsidiaries as directed by OML and reflected in a Contribution Request):

(i) certain property and other assets (the “Contributed Property”) in exchange for Contribution Units; and

(ii) certain services (the “Contributed Services,” and together with the Contributed Property, the “Contributed Assets”) in exchange for Contribution Units.

(iii) Exhibit A to this Agreement sets forth the Contributed Services and the associated Cost of OMEX Services of such Contributed Services.

(b) If OML desires to receive a Contributed Asset, it shall send a request to OMEX in the form attached hereto as Exhibit B (each such request, a “Contribution Request”) setting forth in detail the requested Contributed Asset, the business purpose for the request, the proposed use of the Contributed Asset and the date or dates by which OML is seeking to receive such Contributed Asset. OML shall provide any supplementary information related thereto that OMEX requests from time to time related to any Contribution Request.

(c) Following OMEX’s receipt of the Contribution Request and any additional information that OMEX requests thereafter from OML associated with such Contribution Request, OMEX will notify OML within a reasonable time whether it intends to provide the Contributed Asset that is the subject of the Contribution Request or whether it proposes to modify any portion of the Contribution Request (with respect to scope, timing or otherwise) prior to agreeing to provide the requested Contributed Asset. If OMEX proposes to modify any portion of the Contribution Request, the Parties shall work together in good faith to agree on the terms of any such modifications within a reasonable time.

(d) The Parties shall work together in good faith and, within a reasonable time, determine and agree on a Fair Market Value or Cost of Odyssey Service, as applicable, and shall document such Fair Market Value or Cost of Odyssey Service, as applicable, on the Contribution Request associated with the Contributed Asset.

Section 1.03 Contributions of Additional Services. To the extent there are additional services that OML requests from time to time be provided by OMEX that are not described on Exhibit A, the Parties may amend or supplement Exhibit A by written agreement to add such additional services and the applicable Cost of Odyssey Services and such additional services shall be (i) deemed “Contributed Assets” hereunder upon the effectiveness of such amendment or supplement to Exhibit A as reflected in the Parties’ written agreement regarding the same, and (ii) subject to all of the terms and conditions of this Agreement.

Section 1.04 No Obligation to Provide Contributed Assets and/or Services.

(a) The provision of Contributed Assets may be made by or on behalf of OMEX, in each case as determined by OMEX in its sole discretion. Notwithstanding anything herein or in the LLC Agreement to the contrary, OMEX retains the right, in its sole discretion, to determine whether or not it will provide any Contributed Assets to OML hereunder, and nothing in this Agreement requires or obligates OMEX or any of its Affiliates to provide, supply or otherwise contribute any Contributed Assets, whether pursuant to a Contribution Request, the LLC Agreement or otherwise.

Section 1.05 Limitations on Contributed Assets.

(a) OML acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties and that all Contributed Assets are provided by or on behalf of OMEX as an independent contractor. Nothing in this Agreement will require OMEX to favor the businesses of OML over its own businesses when providing the Contributed Assets.

(b) In providing the Contributed Assets, OMEX is not obligated to: (i) purchase, lease or license any additional equipment, property, services, software or any other assets unless any additional costs associated with such purchase, lease or license are paid in advance to OMEX by OML; (ii) provide OML with access to any systems or software; (iii) make modifications to OMEX’s existing systems or software; (iv) create or supply any documentation or information not currently existing or available through minimal efforts of OMEX; (v) pay any costs or expenses of OML or any of its Affiliates; or (vi) enter into additional contracts with any third parties or maintain the employment of any specific employee or hire additional employees. For the avoidance of doubt, the Parties acknowledge that this Section 1.05 does not create any obligation on the part of OMEX or any of its Affiliates and is subject to the terms of Section 1.04.

Section 1.06 Third-Party Service Providers. OMEX shall have the right in its sole discretion to hire and/or engage third-party service providers or subcontractors to provide, perform or otherwise supply all or part of any of the Contributed Assets, provided that such third-party providers or subcontractors are subject to the prior written approval of OML, which approval will not be unreasonably withheld.

Section 1.07 Access to Premises; OML’s Cooperation.

Where necessary for OMEX to provide the Contributed Assets, OML shall provide to OMEX and its Affiliates, and, if reasonably acceptable to OML, any third-party service providers or subcontractors identified by OMEX, at no cost to OMEX, access to the facilities, assets, project plans, personnel and books and records of OML to the required to perform or otherwise supply all or part of any of the Contributed Assets or otherwise fulfill its obligations under this Agreement. (b) OML shall take all steps necessary, including obtaining any required licenses, consents and entering into any agreements with third parties or otherwise, to prevent OML-caused delays in

OMEX’s provision of the Contributed Assets. OML agrees to respond promptly to any OMEX request to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for OMEX to provide the Contributed Assets. If OMEX’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of OML or its agents, subcontractors, consultants, or employees, OMEX shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges, or losses sustained or incurred by OML, in each case, to the extent arising directly or indirectly from such prevention or delay, and OMEX shall nevertheless receive full compensation as provided under Article II hereunder with respect to any such affected Contributed Asset.

Section 1.08. Transfer of Contributed Property. Effective upon the transfer of any Contributed Property by OMEX or its Affiliates to OML, except as otherwise expressly agreed in writing by the Parties, OML shall assume all obligations and liabilities associated with such Contributed Property and OMEX, the Purchaser and their respective Affiliates shall have no further obligations or liabilities relating to such Contributed Property. OMEX shall provide or cause to be provided to OML all books and records relating to such Contributed Property and such documentation as reasonably requested by OML to document the assignment or transfer of title to such Contributed Property.

ARTICLE II

COMPENSATION

Section 2.01 Compensation Terms and Related Matters.

(a) Following the provision of each Contributed Asset that is the subject a Contribution Request from the date hereof until June __, 2027, OML shall issue to the Purchaser (or its designee) a number of Contribution Units, free and clear from any encumbrances, as follows:

(i) For Contributed Property, the number of Units shall be equal to the Fair Market Value thereof, divided by the Unit Price (as defined in the Purchase Agreement) (subject to appropriate adjustment in the event of any Unit dividend or distribution, Unit split, combination or other similar recapitalization with respect to Units); and

(ii) For Contributed Services, the number of Units shall be equal to the Cost of Odyssey Services thereof, divided by the Unit Price (subject to appropriate adjustment in the event of any Unit dividend or distribution, Unit split, combination or other similar recapitalization with respect to Units).

(b) If the foregoing calculation results in fractional Units, the number of Units to be issued to the Purchaser shall be rounded down to the nearest whole unit so the Purchaser does not receive any fractional Units.

(c) OML shall issue the Contribution Units to the Purchaser (or its designee), and provide evidence of issuance to the Purchaser, no later than first week of each quarter-year following each quarter-year during which OMEX provides applicable Contributed Assets.

(d) Terminated Services. Unless otherwise agreed by the Parties in writing, on the earlier of (i) June __, 2027, and (ii) the date on which OMEX has provided Contributed Assets with the aggregate combined Fair Market Value and Cost of Odyssey Services equivalent of $10,000,000.00, OMEX shall have no further obligation to provide Contributed Assets (other than for or in respect of Contributed Assets already provided in accordance with the terms of this Agreement and received by OML), whether pursuant to an uncompleted Contribution Request or otherwise.

Section 2.02 No Right of Setoff. Each of the Parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other Party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.

Section 2.03 Taxes. OML shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Contributed Assets by or on behalf of OMEX or the Purchaser.

Section 2.04 Responsibility for Wages and Fees. For such time as any employees of OMEX or any of its Affiliates are providing Contributed Assets to OML under this Agreement, except as otherwise expressly agreed by the Parties in writing, (a) such employees will remain employees of OMEX or such Affiliate or third-party service provider, as applicable, and shall not be deemed to be employees of OML for any purpose, and (b) OMEX or such Affiliate or third-party service provider, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment, subject to the values thereof being part of the calculation of Contribution Units pursuant to Section 2.01.

ARTICLE III

TERMINATION

Section 3.01 Termination of Agreement. Subject to Section 4.02, this Agreement shall terminate in its entirety on the later of (i) June __, 2027, and (ii) date upon which OMEX has notified OML that it has no continuing obligation to provide any Contributed Assets pursuant to an outstanding Contribution Request that OMEX has agreed to perform.

Section 3.02 Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 4.01, all obligations of the Parties hereto shall terminate, except for the provisions of Articles II, III, IV, VI, and VIII, which shall survive any termination or expiration of this Agreement.

Section 3.03 Force Majeure. The obligations of OMEX under this Agreement with respect to any Contributed Asset shall be suspended during the period and to the extent that OMEX is prevented or hindered from providing such Contributed Asset, or OML is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire, explosion or other catastrophes, such as epidemics or pandemics (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest, (iv) governmental order or law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any governmental authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party, but specifically excluding financial distress or change in economic circumstances of either party and any events or circumstances caused or materially contributed to by the party claiming a Force Majeure Event. The mere shortage of labor or equipment or a change in market conditions will not constitute a Force Majeure Event unless arising out of events or circumstances that are themselves a Force Majeure Event. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and OMEX shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither OML nor OMEX shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable deadline for contribution of any Contributed Asset so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV

INTELLECTUAL PROPERTY

Section 4.01 The Parties’ Existing Intellectual Property. Except as otherwise expressly agreed to by the Parties in writing, the performance of this Agreement by or on behalf of either Party (or its respective Affiliates), including the creation, provision or delivery of any Contributed Property, is not intended to grant, assign, license for use, convey or otherwise use or transfer, and the Parties agree that nothing in this Agreement hereby grants, assigns, licenses for use, conveys or otherwise transfers to the other Party, its respective Affiliates or any third party, any right, title or interest in or to any Existing Intellectual Property (as defined below) or any modifications or derivative works of or improvements to any Existing Intellectual Property. For purposes of this Agreement: (i) “Existing Intellectual Property” means a Party’s or its Affiliates’ Intellectual Property Rights existing on or prior to the Effective Date; and (ii) “Intellectual Property Rights” means any right, title and interest in and to any intellectual property, including any copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how, research, developments, methods, studies, forecasts, designs, concepts, processes, discoveries, physical and data modeling, and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill, derivative works, work product or other materials or equipment associated with the foregoing, whether or not reduced to tangible form.

Section 4.02 Ownership of New Intellectual Property.

(a) Without limiting or qualifying Section 4.02 of this Agreement, the Parties’ respective rights, title and interest with respect to any New Intellectual Property (as defined below) and any modifications or derivative works of and improvements to such New Intellectual Property resulting from the performance of this Agreement by or on behalf of either Party (or its respective Affiliates), including the creation, provision or delivery of any Contributed Property, shall be owned by the Parties in accordance with Section 4.02(b) hereof

(b) . For purposes of this Agreement, “New Intellectual Property” means a Party’s or its Affiliates’ Intellectual Property Rights arising after the Effective Date.

(c) OML will own all rights, title and interest in any New Intellectual Property included as part of any Contributed Asset that OMEX or its Affiliates create and thereafter deliver to OML or its Affiliates pursuant to the specific requirements of a Contribution Request that OMEX has agreed to perform. OMEX (on behalf of itself and its Affiliates) hereby grants, assigns, conveys and transfers (collectively, “Transfers”) such New Intellectual Property to OML; provided, any Contribution Request pursuant to which New Intellectual Property will be created shall include a notice to OMEX that OML considers the deliverables in the Contribution Request to include New Intellectual Property; and provided, further that no Transfer of such New Intellectual Property shall be effective unless and until any necessary conditions to such Transfer by OMEX or its applicable Affiliates with respect to the Intellectual Property Rights of any third party associated with such New Intellectual Property have been fully satisfied to the reasonable satisfaction of OMEX.

(d) Notwithstanding Section 4.02(b), all rights, title and interest in any New Intellectual Property of either Party or their respective Affiliates associated with or related to the analysis, design or use of a vessel, equipment and/or systems that may be used for the collection of nodules on or near the sea floor, for onboard storage of such nodules and for such nodules’ processing and discharge from such vessel, shall be owned exclusively by OMEX, and OML (on behalf of itself and its Affiliates) hereby Transfers such New Intellectual Property to OMEX; provided, that no Transfer of such New Intellectual Property shall be effective unless and until any necessary conditions to such Transfer by OML or its applicable Affiliates with respect to the Intellectual Property Rights of any third party associated with such New Intellectual Property have fully satisfied to the reasonable satisfaction of OMEX.

Section 4.03 Further Assurances. The Parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as may be reasonably necessary to give effect to the purposes of this Article V.

ARTICLE V

CONFIDENTIALITY

Section 5.01 Confidentiality. All information disclosed by one Party to the other during the course of this Agreement shall be treated in accordance with the terms and conditions of that certain Amended and Restated Mutual Confidentiality Agreement, dated as of June __, 2023, as same may be amended or supplemented from time to time, by and among OMEX, Transocean Offshore Deepwater Drilling Inc. and OML.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices. All invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document, where appropriate, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third calendar day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notwithstanding the forgoing, e-mail and any other form of electronic communication shall be insufficient notice under this Section 8.01 if sent pursuant to Article IV of this Agreement. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

(a)	if to OMEX:

Odyssey Marine Exploration Inc.

Attention: Christopher Jones

205 S. Hoover Blvd, Suite 210

Tampa FL 33609

E-mail: cjones@odysseymarine.com

with a copy (which shall not constitute notice) to:

Akerman LLP

401 East Jackson Street, Suite 1700

Tampa, Florida 33602

Attention: David M. Doney, Esq.

E-Mail: david.doney@akerman.com

(b)	If to the Purchaser:

Odyssey Marine Exploration Inc.

Attention: Christopher Jones

205 S. Hoover Blvd, Suite 210

Tampa FL 33609

E-mail: cjones@odysseymarine.com

with a copy (which shall not constitute notice) to:

Akerman LLP

401 East Jackson Street, Suite 1700

Tampa, Florida 33602

Attention: David M. Doney, Esq.

E-Mail: david.doney@akerman.com

(c)	if to OML:

Ocean Minerals, LLC

Attention: Hans Smit, President and CEO

c/o CO Services Cayman Limited

Willow House, Cricket Square

Grand Cayman KY1-1001, Cayman Islands

E-mail: finance@omlus.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

Attention: Curt Creely

100 North Tampa Street, Suite 2700

Tampa, FL 33602-5810

E-mail: ccreely@foley.com

Section 6.02 Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Unless the context requires otherwise, the term “including” means “including but not limited to.” Exhibit A attached hereto is an integral part of the Agreement; accordingly, the Agreement and Exhibit A shall be interpreted and construed as a whole. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 6.03 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04 Entire Agreement. This Agreement, in conjunction with the LLC Agreement, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the LLC Agreement as it relates to the Contributed Assets, the provisions of this Agreement shall control.

Section 6.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. OML may not assign its rights or obligations hereunder without the prior written consent of OMEX. No party may delegate any performance of its obligations under this Agreement, except that OMEX may at any time delegate the performance of its obligations hereunder to any of its Affiliates or third party vendors or service providers so long as OMEX remains fully responsible for the performance of the delegated obligation. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.08 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

Section 6.09 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

By
Name: Christopher Jones
Title: Chief Financial Officer

ODYSSEY MINERALS CAYMAN LIMITED

By
Name: Christopher Jones
Title: Authorized Representative

OCEAN MINERALS, LLC

By
Name: Jason Dulude
Title: Authorized Representative 13